Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Michael Laffin (Media)
Dan Crookshank (Investors)
724-514-1813
Mylan to Offer $400 Million in Cash Convertible Notes
PITTSBURGH—September 8, 2008—Mylan Inc. (NYSE: MYL) today announced its intention to offer, subject to market and other conditions, $400 million principal amount of Cash Convertible Notes due 2015 through a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Mylan also expects to grant the initial purchasers an option to purchase up to $60 million principal amount of additional notes solely to cover overallotments.
The notes, which will be unsecured, will be convertible only into cash under certain circumstances at a rate that will be determined by reference to the price of our common stock. The notes will not be convertible into shares of our common stock or any other securities. The interest rate, cash conversion terms and other terms of the notes will be determined by negotiations between Mylan and the initial purchasers of the notes.
In addition, Mylan expects to enter into separate cash settled convertible note hedge and net share settled warrant transactions with one or more of the initial purchasers of the notes and/or their designees. These transactions are generally expected to have the economic effect on Mylan of increasing the conversion reference price of the notes. In connection with these transactions, the hedge counterparties have advised Mylan that they or their designees may enter into various derivative transactions with respect to Mylan’s common stock concurrently with or shortly following pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of Mylan’s common stock concurrently with or following the pricing of the notes. In addition, the hedge counterparties or their designees may from time to time, following the pricing of the notes, enter into or unwind various derivative transactions with respect to Mylan’s common stock and/or purchase or sell Mylan’s common stock or other securities of Mylan (including the notes) in secondary market transactions. These activities could have the effect of decreasing the price of Mylan’s common stock and its other securities.
After funding the net cost of the above-described convertible note hedge and warrant transactions, Mylan expects to use the net proceeds from the offering to pay down outstanding borrowings under its senior secured revolving credit facility (which currently bears interest at a rate of LIBOR plus 2.50% per annum) and its senior secured term loan credit facilities (which currently bear interest at rates of LIBOR (or EURIBOR, if applicable) plus between 3.00% to 3.25% per annum).
This announcement does not constitute an offer to sell or the solicitation of an offer to buy the notes. Any offers of the notes will be made by means of a private confidential offering memorandum. The notes will not be and have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Please refer to the cautionary statements and risk factors set forth in Mylan’s Form 10-Q for the period ended June 30, 2008, and in its other filings with the Securities and Exchange Commission. Mylan undertakes no obligation to update statements herein for revisions or changes after the date of this release.
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